Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015 (2)	2015	2015	2015	2015

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$122.6	$174.8	$122.4	$180.1	$599.9
Interest expense, net	(30.0)	(33.2)	(33.3)	(33.1)	(129.6)
Provision for income taxes	(15.3)	(34.2)	(14.4)	(36.2)	(100.1)
Deferred income taxes	(3.2)	(9.6)	(9.7)	11.6	(10.9)
Changes in operating assets and liabilities	11.5	84.3	(155.5)	95.2	35.5
Loss on extinguishment of debt	—	5.7	—	—	5.7
Landlord contributions	10.9	3.2	13.4	4.7	32.2
Other items, net	5.4	(3.3)	4.2	(4.6)	1.7
Net cash provided by (used in) operating activities	$101.9	$187.7	$(72.9)	$217.7	$434.4

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$122.6	$174.8	$122.4	$180.1	$599.9
Net loss on disposal and impairment of operating assets and other	1.9	4.0	10.4	3.4	19.7
Share-based compensation expense	1.7	2.2	2.2	2.2	8.3
Loss on extinguishment of debt	—	5.7	—	—	5.7
Earnings recognized from NCM	(8.8)	(3.4)	(8.4)	(10.4)	(31.0)
Cash distributions from NCM	19.9	—	9.3	10.8	40.0
Cash distributions from other non-consolidated entities	—	2.0	—	1.6	3.6
Noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net	(9.2)	(8.0)	(9.3)	(12.0)	(38.5)
Adjusted EBITDA (1)	$128.1	$177.3	$126.6	$175.7	$607.7

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by (used in) operating activities	$101.9	$187.7	$(72.9)	$217.7	$434.4
Capital expenditures	(29.7)	(41.4)	(55.1)	(59.5)	(185.7)
Proceeds from asset sales	—	—	8.7	3.3	12.0
Free cash flow (1)	$72.2	$146.3	$(119.3)	$161.5	$260.7

(1) Adjusted EBITDA (earnings adjusted for interest, taxes, depreciation and amortization expense, net loss on disposal and impairment of operating assets and other, share-based compensation expense, loss on extinguishment of debt, earnings recognized from NCM, cash distributions from NCM, cash distributions from other non-consolidated entities, noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net) was approximately $607.7 million for the four quarters ended December 31, 2015. We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity. In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015. EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

(2) Beginning January 2, 2015, Regal’s fiscal year changed from a 52-53 week fiscal year ending on the first Thursday after December 25 of each year to a fiscal year ending on December 31 of each year. As a result of the calendar change, the quarter ended March 31, 2015, is comprised of 89 days.